LIMITED LIABILITY COMPANY AGREEMENT OF Soperton Data Center I, LLC

This Limited Liability Company Agreement (this "Agreement") of Soperton Data Center I, LLC, a Delaware limited liability company (the "Company"), is entered into as of November 2, 2026 (the "Effective Date"), by and among VCI Energy Inc. (the "Sponsor Member") and Ark7 AIDC I, LLC - Series #VNATI (the "Ark7 Member" and, together with the Sponsor Member, the "Members").

RECITALS

A. The Company has been formed for the purpose of owning, developing, financing, constructing, operating, leasing, managing and disposing of the initial approximately 10 MW data center development known as Project Soperton, located at 926 Commerce Drive, Soperton, Georgia (the "Project").

B. The Project is limited to Phase I and expressly excludes Phase II, expansion capacity, adjacent development and any other future project unless otherwise approved in accordance with this Agreement.

C. Tianxing Wang, Ark7 Inc. and VCI Energy Inc. entered into that certain Investment Agreement effective September 28, 2026, as amended from time to time (the "Investment Agreement").

D. The parties intend that economic participation in the Company be based on recognized contributions to the Project, while voting rights are allocated through Class A Interests so that the Ark7 Member maintains majority voting control necessary for the contemplated Regulation A structure.

E. The parties further intend that VCI Energy Inc. continue to lead Project development, construction, procurement, financing execution and ordinary-course operating activities within the authority delegated by the Manager and the parameters approved under this Agreement.

F. The parties desire to set forth the definitive capital, economic, voting, management, financing, information and transfer rights of the Members with respect to the Company and the Project.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

ORGANIZATION; PURPOSE; PROJECT RIGHTS

Section 1.1 Formation. The Company has been formed as a limited liability company under the laws of the State of Delaware and shall qualify to do business in the State of Georgia as required.

Section 1.2 Purpose. The purpose of the Company is to acquire, own, develop, finance, construct, operate, lease, manage and dispose of the Project and to engage in activities incidental thereto. The Company shall not acquire, develop or operate Phase II, any expansion, adjacent project or unrelated business without the approvals required under this Agreement.

Section 1.3 Ownership and Control of Project Rights. The Company shall directly own or control the material rights reasonably necessary for the initial Phase I Project, including site, utility and power, development, construction, equipment, infrastructure, operating and leasing rights specifically identified in an agreed Phase I rights schedule. To the extent a Phase I right cannot be transferred, the Company shall receive its enforceable economic and operational benefit under documentation reasonably satisfactory to both Members. The Company's rights shall not extend to Phase II, neighboring properties, future power expansion or other Sponsor assets except to the extent specifically identified in a written instrument approved by the Sponsor Member. No material Phase I Project right may be retained or transferred for the purpose or effect of circumventing the rights of the Company or either Member.

ARTICLE II

MEMBERS; CLASS A AND CLASS B INTERESTS; ECONOMIC PARTICIPATION

Section 2.1 Classes of Interests. The Company shall have two classes of membership interests: (a) "Class A Interests," which carry voting rights and economic rights as provided herein, and (b) "Class B Interests," which carry economic rights but no voting rights except as required by applicable law or expressly provided herein. Each Member's economic participation shall be reflected through its Economic Percentage Interest, which may differ from its voting percentage.

Section 2.2 Class A Voting Power. The Class A voting power shall be fixed, as between the Ark7 Member and the Sponsor Member, at two-thirds (66 2/3%) to the Ark7 Member and one-third (33 1/3%) to the Sponsor Member. Such voting ratio shall not fluctuate solely as a result of the timing or amount of recognized contributions. The Ark7 Member shall at all times maintain a majority of the outstanding Class A voting power unless it expressly consents otherwise in writing after consultation with securities counsel. The governance structure set forth herein shall be effective as of the Effective Date and shall not be conditioned on the filing or qualification of any offering statement on Form 1-A.

Section 2.3 Manager Appointment. For purposes of this Agreement, the "Manager" means the statutory manager of the Project Company under the Delaware Limited Liability Company Act and not the Managing Member of Ark7 AIDC I, LLC or the managing member of the Ark7 Series. The Manager shall be appointed, removed and replaced by the holders of a majority of the Class A voting power. Because the Ark7 Member holds a majority of such voting power, it shall have the exclusive ability to appoint, remove and replace the Manager, subject only to the expressly enumerated Sponsor Protective Matters in Section 3.4. The initial Manager shall be Ark7 Inc. or another Ark7-controlled entity designated by the Ark7 Member.

Section 2.4 Base Project Cost; Sponsor Funding Responsibility; Agreed Land-and-Power Value. For purposes of determining Economic Percentage Interests, the "Base Project Cost" is fixed at $78,000,000 and shall not be adjusted solely because actual Project cost is higher or lower. The Ark7 Member may contribute up to $20,280,000 in cash. The Sponsor Member shall be responsible for arranging $57,720,000 of Project funding through its own funds, Project Company construction and other bank loans, equipment or vendor financing, customer deposits or prepayments, or other permitted sources. The Members acknowledge the negotiated $10,000,000 value attributable to the Sponsor's origination and development of the Phase I land and power rights as part of the commercial consideration supporting the Sponsor Member's agreed 74% Economic Percentage Interest (the "Agreed Land-and-Power Value"). The approximately $3,500,000 budgeted land-acquisition and power-upgrade expenditure is included within the $78,000,000 Base Project Cost. The Agreed Land-and-Power Value is not an additional cash expense or capital credit, does not add $10,000,000 to the Base Project Cost, does not reduce the Sponsor Member's $57,720,000 funding responsibility, and shall not be double counted as an actual cash contribution or additional Recognized Sponsor Funding. The value remains acknowledged as a material negotiated element of the Sponsor's overall economics and the sizing of its Class A Interest. The Company's book and tax treatment of contributed rights shall be determined in accordance with U.S. GAAP and applicable tax law; contractual economic participation shall be determined by this Agreement and shall not treat Project Company debt as paid-in equity.

Section 2.5 Economic Percentage Interests; Recognized Sponsor Funding; Fully Diluted Basis. Subject to Article VII, the Ark7 Member's Economic Percentage Interest equals cumulative Ark7 cash actually contributed to the Company divided by $20,280,000, multiplied by 26% and capped at 26%. The Sponsor Member's Economic Percentage Interest equals Recognized Sponsor Funding divided by $57,720,000, multiplied by 74% and capped at 74%. "Recognized Sponsor Funding" means qualifying funds arranged or procured by VCI or its designated affiliates and actually disbursed to, or irrevocably applied for the benefit of, the Phase I Project, including draws under Project Company construction or bank loans, equipment or vendor financing proceeds, available offtaker or customer deposits and prepayments, and other agreed sources. Amounts are recognized only once; an approved but undrawn commitment and internal transfers or subsequent expenditures of already recognized funds do not constitute additional funding. Project Company borrowings, refundable customer deposits and other liabilities credited as Recognized Sponsor Funding remain liabilities under applicable accounting and law and are not deemed equity capital contributions. Ordinary repayment, amortization or refinancing of previously recognized funding does not by itself reverse vested Sponsor Economic Percentage Interests; however, replacement proceeds are not counted twice and the agreed Sponsor Tracking economic burden continues. The Sponsor Member's $10,000,000 negotiated land-and-power value is acknowledged under Section 2.4 as part of the negotiated basis of the 74% participation, without a second credit against the $57,720,000 denominator. Upon full recognized delivery by both Members, Economic Percentage Interests shall be 26% and 74%, respectively. Issued, vested and contractually reserved Economic Percentage Interests shall total 100%; unvested commitments shall not receive distributions unless expressly provided in a written waterfall approved by both Members. Any economic participation attributable to any portion of the Base Project Cost may be allocated only once. Any adjustment under Article VII may not involuntarily reduce an Economic Percentage Interest already vested based on properly recognized performance. Schedule A shall be updated after each recognized contribution or replacement funding delivery.

Section 2.6 Fixed Base Project Cost; Cost Overruns and Savings. The Base Project Cost is fixed at $78,000,000 solely for purposes of determining Economic Percentage Interests and may be changed for such purpose only with the prior written consent of both Members. Cost overruns do not expand the Base Project Cost or dilute the Ark7 Member's right to attain a 26% Economic Percentage Interest upon funding $20,280,000. Project cost savings do not reduce the Base Project Cost or increase the Ark7 Member's 26% Economic Percentage Interest. Sponsor-side financing costs and overruns attributable to the Sponsor's agreed financing and development responsibilities shall be reflected in Sponsor Tracking under Article VI. The Company shall not impose on the Sponsor Member costs caused by an unapproved Ark7-requested scope change, an Ark7 breach or an Ark7 funding shortfall as ordinary Sponsor-funded overruns without a written allocation approved by both Members. Nothing herein creates a personal guarantee or unlimited cash contribution obligation of VCI or its principals.

Section 2.7 Class A and Class B Issuances. Class A Interests shall carry the voting rights specified in Section 2.2. For the avoidance of doubt, Class A voting power is fixed as provided in Section 2.2 from the Effective Date and does not vary with the timing or amount of contributions, while economic participation attributable to Class A and Class B Interests vests in accordance with Section 2.5. The Sponsor Member's Class A Interest shall be sized by reference to the Agreed Land-and-Power Value, and the portion of the Sponsor Member's Economic Percentage Interest corresponding to the balance of its $57,720,000 funding responsibility, or $47,720,000, shall be reflected through Class B Interests. The Agreed Land-and-Power Value is used solely for this Class A/Class B sizing and is not an additional capital credit. Class B Interests carry no voting rights except as required by law or expressly provided herein. Any Class B Interest acquired by the Ark7 Member pursuant to Section 2.10 shall convert into Class A Interests; provided that such conversion shall preserve the Ark7 Member's majority Class A voting power and shall not reduce any existing economic rights of the Sponsor Member except as expressly agreed in connection with such acquisition.

Section 2.8 No Minimum Ark7 Funding Obligation. Neither Ark7 Inc. nor the Ark7 Member guarantees completion of any securities offering and neither shall be obligated to contribute any amount except to the extent expressly committed in a funded closing or otherwise agreed in writing. The consequences of a missed funding milestone shall be governed by Article VII and the Investment Agreement, as amended.

Section 2.9 Anti-Dilution of Voting Control. No equity issuance, financing, transfer, conversion, reclassification or other transaction may reduce the Ark7 Member below a majority of the Class A voting power or impair its ability to appoint, remove and replace the Manager without the Ark7 Member's prior written consent after consultation with securities counsel. Replacement or shortfall financing shall be structured through Class B Interests or other non-voting economic instruments, or otherwise structured so that the Ark7 Member retains majority Class A voting power. No adjustment shall impair vested Sponsor Economic Percentage Interests or Sponsor Protective Matters without the Sponsor Member's prior written consent.

Section 2.10 Future Additional Investment. The Ark7 Member and Sponsor Member may from time to time agree that the Ark7 Member will purchase Class B Interests from the Sponsor Member or acquire additional economic interests from the Company, including with proceeds from a subsequent securities offering. The price and amount shall be mutually agreed at the time of the transaction. Any Class B Interests so acquired by the Ark7 Member shall convert into Class A Interests. Neither party shall have any obligation to enter into such a transaction absent a further written agreement.

ARTICLE III

MANAGEMENT; VCI ROLE; SPONSOR PROTECTIVE MATTERS

Section 3.1 Management by Manager. Except for matters expressly reserved to the Members, the business and affairs of the Company shall be managed by or under the direction of the Manager. Subject to approved budgets, loan covenants, applicable law, prudent internal financial controls and Member reserved matters, the Manager shall have authority over Company bank accounts, contracts, budgets, financing approvals, contractors, service providers and Project operations. Ark7 shall retain the Class A voting majority and the reserved consent, information, audit and regulatory rights provided in this Agreement. The Manager may delegate ordinary-course development and operating responsibilities to VCI consistent with Section 3.2.

Section 3.2 VCI Development and Operating Role. VCI Energy Inc. shall serve as the principal development and operating execution party for the Project and shall lead development, engineering, permitting, construction, procurement, power and utility coordination, financing execution, offtaker implementation, commissioning and ordinary-course operations within the approved budget, Project plan, technical standards and financing parameters. VCI may take actions within such approved parameters without separate approval for each ordinary-course decision. VCI's delegated role may be terminated or materially reduced for Cause, material performance failure under the objective performance standards in Schedule 1 to the First Amendment to Investment Agreement, regulatory or legal necessity, lender requirement, or other circumstances expressly agreed in writing. Cause includes fraud, embezzlement, misappropriation of Company funds or willful misconduct materially affecting the Project; gross negligence resulting in material and demonstrable harm to the Project; or a material breach of specifically identified duties under this Agreement or an approved management agreement that remains uncured for thirty (30) days after detailed written notice, with a reasonable extension where cure cannot reasonably be completed in thirty days and VCI promptly commences and diligently pursues cure. Mere business disagreement, failure to meet a milestone for reasons outside VCI's reasonable control, approved budget changes, regulatory delay not caused by VCI, or a breach fully cured within the applicable cure period shall not independently constitute Cause. No independent third-party determination is a condition precedent to action, and VCI retains applicable contractual rights to contest any termination or reduction after action has been taken.

Section 3.3 Annual Budget. The Company shall operate under an annual operating and capital budget approved by the Manager and the Ark7 Member. Ordinary-course expenditures, procurement, contractor payments and financing execution within an approved budget and agreed limits may be directed by the Manager without transaction-by-transaction approval, subject to lender controls and agreed dual-authorization thresholds for extraordinary payments. Material revisions outside agreed thresholds require the approvals specified in Sections 3.4 and 4.1. If a new annual budget is not approved by its effective date, the prior approved budget shall continue on a monthly pro rata basis, with adjustments for binding contractual obligations, safety and legal compliance, until approval of a new budget; this interim mechanism shall not authorize new material discretionary capital projects. Emergency expenses reasonably necessary to avoid imminent safety harm, default or serious service interruption may be incurred with prompt notice to the Members and supporting records.

Section 3.4 Sponsor Protective Matters. Without the prior written consent of the Sponsor Member, neither the Company nor the Ark7 Member acting through its Class A voting power shall: (a) amend, waive or terminate the Sponsor Member's vested or contingent rights to attain the agreed 74% Economic Percentage Interest or the recognition methodology in Sections 2.4 and 2.5; (b) modify Sponsor Tracking, the operating cash waterfall or Exit Distribution Waterfall in a manner materially adverse to the Sponsor Member; (c) issue, convert or reclassify Interests or create senior economic rights materially adverse to the Sponsor Member, except for specifically permitted replacement financing under Article VII; (d) merge, convert, dissolve, liquidate or sell or dispose of all or substantially all assets of the Company; (e) materially change the Phase I purpose, scope, principal use or core technical standards of the Project, or include Phase II, expansion, neighboring land or other projects; (f) incur or materially amend financing outside agreed financing parameters or impose any new Sponsor guarantee; (g) enter into a material affiliate transaction outside an approved budget that materially alters the allocation of fees and expenses; or (h) amend, waive or circumvent the Sponsor Protective Matters. These are protective rights only and do not grant the Sponsor Member authority to direct ordinary-course operations, appoint or remove the Manager, approve actions within an approved budget or financing parameters, or otherwise exercise control over the Company. If VCI Energy Inc. is not itself the Sponsor Member, VCI Energy Inc. shall be an express third-party beneficiary solely to the extent provisions expressly protect VCI's Project role, information rights, Sponsor Tracking or agreed economic and governance protections.

Section 3.5 Related-Party Transactions. Material transactions between the Company and the Sponsor Member, VCI Energy Inc., Ark7 Inc., the Manager or their Affiliates shall be commercially reasonable and generally consistent with arm's-length terms. Transactions disclosed in an approved budget are deemed approved. Any material related-party transaction outside an approved budget requires the prior written consent of the Ark7 Member and, if covered by Section 3.4(g), the Sponsor Member.

Section 3.6 No Circumvention; Enforcement. No party shall use a side agreement, affiliate transaction, financing arrangement, Project-right transfer, reserve, fee, bank-signatory change, substitute service provider, revised budget process, amendment or other structure for the purpose or effect of circumventing the economic, voting, governance, management, information, financing recognition, exit distribution or transfer rights expressly set forth herein. A purported act in violation of an express Sponsor consent right is a breach for which the affected party may seek injunctive relief, specific performance and other available remedies, subject to applicable law and protection of bona fide third parties.

ARTICLE IV

ARK7 MEMBER RESERVED MATTERS

Section 4.1 Ark7 Consent Rights. Without the prior written consent of the Ark7 Member, the Company shall not: (a) amend this Agreement in a manner materially adverse to the Ark7 Member's protected rights; (b) issue, transfer, convert or reclassify voting Interests so as to reduce the Ark7 Member below the agreed majority of Class A voting power; (c) issue an economic Interest senior to or materially dilutive of the Ark7 Member except as expressly permitted herein; (d) merge, consolidate, convert, dissolve or liquidate; (e) materially change the Project scope or include Phase II or another project; (f) sell or dispose of all or substantially all Project assets; (g) enter into financing outside the agreed financing parameters or any financing that would impair Ark7 voting control, Manager appointment rights, information rights or the non-recourse protections in Article VI; (h) enter into or materially amend a material unapproved related-party transaction; (i) materially alter bank signatories or payment-control procedures in a way that impairs commercially reasonable dual controls or the Ark7 Member's information rights; or (j) knowingly cause a material inconsistency with a then-current securities offering document without providing a reasonable opportunity to conform lawful disclosures.

ARTICLE V

ACCOUNTS; BOOKS; INFORMATION; AUDIT

Section 5.1 Separate Accounts. All Project funds shall be maintained in one or more accounts in the name of the Company.

Section 5.2 Reporting. The Company shall provide the Ark7 Member and Sponsor Member with monthly bank statements, a monthly transaction ledger, quarterly operating and construction reports, annual financial statements and reasonable supporting documentation. Information provided to the Sponsor Member shall be limited to Project and Company matters and shall not include investor-identifying or subscription-level information of Ark7 AIDC I, LLC or the Ark7 Member except as required by law or separately agreed.

Section 5.3 Bank Access and Payment Authority. The Manager shall control Company bank signatories and payment-control procedures consistent with approved budgets, loan covenants, prudent segregation-of-duties controls and any expressly agreed dual-signature thresholds. The Ark7 Member shall have continuous read-only visibility into Project banking activity and receive prompt notice of material exceptions. The Sponsor Member and the Ark7 Member may reasonably inspect bank statements and supporting reconciliations. As part of its delegated operating role, VCI may initiate and administer ordinary-course payments within the approved budget, subject to the Manager's signatory control and applicable dual-authorization thresholds.

Section 5.4 Audit Cooperation. The Company, Sponsor Member and VCI Energy Inc. shall cooperate with the independent auditors of the Company, Ark7 AIDC I, LLC and the Ark7 Member, including by providing books, records, supporting schedules, third-party confirmations, management representations, invoices, contracts, bank information and personnel reasonably requested for U.S. GAAP financial reporting, Regulation A filings or ongoing reports. Project costs shall be supported by records reasonably sufficient for audit testing.

Section 5.5 Accounting Readiness. From formation, the Company shall maintain books and a chart of accounts sufficient to support U.S. GAAP financial statements and, if required, consolidation into the financial statements of Ark7 AIDC I, LLC and/or the Ark7 Member.

ARTICLE VI

PROJECT FINANCING; SPONSOR TRACKING; DISTRIBUTIONS

Section 6.1 Financing Parameters; VCI Execution Authority. The Members shall agree in writing on acceptable ranges for LTC/LTV, interest rate, loan size and other material financing parameters. Within those agreed parameters and the approved budget, VCI may select financing sources and negotiate and execute financing and related Company documents in the ordinary course of its delegated responsibilities, subject to any lender-required Company resolutions and reserved Member approvals. The Ark7 Member and Manager shall promptly provide any consent or signature expressly required under this Agreement and shall not unreasonably withhold or delay implementation of compliant financing. Any financing outside the agreed parameters requires the approvals specified in Articles III and IV. This Section does not make VCI or its principals a personal guarantor of Company debt.

Section 6.2 Non-Recourse and Control Protections. Project financing shall be non-recourse to the Ark7 Member and its investors beyond capital actually contributed, except as expressly agreed in writing. VCI Energy Inc. and its principals shall likewise have no personal liability or independent obligation to guarantee Project Company indebtedness merely by virtue of serving as Sponsor or delegated operator, unless expressly agreed in a separate signed instrument. Loan documents shall not grant any lender or collateral agent the right to appoint or remove the Manager, control Class A voting rights, or otherwise cause the Ark7 Member to lose majority voting control or Manager appointment rights. Any lien on Project assets or Member Interests must be consistent with this Section and any agreed lender-recognition arrangements.

Section 6.3 Sponsor Tracking Financing; No Implied Recourse. To the extent Project Company construction loans, equipment or vendor financing, bridge financing, working-capital financing, customer deposits or prepayments, or other qualifying non-equity funding arranged by VCI are recognized toward the Sponsor Member's $57,720,000 funding responsibility, the agreed principal and financing costs shall be allocated solely to the Sponsor Member's internal economic account as "Sponsor Tracking Financing," subject to the operating and exit waterfalls. The relevant financing remains a legal debt or liability of the Project Company or other legally obligated borrower and shall not be restated as a paid-in equity capital contribution. Payments made from Project Company cash for Sponsor Tracking Financing shall be reflected in an auditable Sponsor Tracking ledger and in the calculation of Sponsor distributions, without double counting of principal payments, debt balances or previously recognized funding. Neither VCI Energy Inc. nor any principal is required to contribute cash from outside the Project Company, provide a guarantee, or fund an Ark7 distribution deficiency solely by reason of this internal allocation, except under a separately executed express agreement. Nothing in this Section relieves the Project Company of its legal payment obligations to lenders or customers.

Section 6.4 Operating Distributable Cash and Waterfall. Company cash shall first pay ordinary operating expenses, taxes, required reserves, mandatory lender debt service and lender-mandated reserves. Cash available for Member distributions shall then be allocated consistently with vested Economic Percentage Interests and the separate Sponsor Tracking economic allocation, so that the Ark7 Member's contractual share is calculated before the internal deduction of debt service and financing costs attributable to Sponsor Tracking Financing, with the corresponding costs charged solely to the Sponsor Member's economic account. The Company shall maintain a clear ledger reconciling amounts actually paid to lenders, cash available for Member distributions, cash distributed and Sponsor Tracking balances, without double counting. If lender restrictions temporarily prevent payment of an otherwise contractually allocable Ark7 distribution, the unpaid amount shall be carried forward as an internal distribution priority payable only from legally available Company cash and only when permitted by lender documents; it shall not create an external VCI or principal guarantee, accelerate payment in violation of lender restrictions, or automatically give Ark7 additional voting or economic interests. Exit distributions shall be governed by Section 8.4.

ARTICLE VII

FUNDING MILESTONES; CURE; REPLACEMENT FINANCING

Section 7.1 Funding Milestones. The parties agree to the following milestones: (a) Ark7 Member initial funding of $9,000,000 within two (2) months after qualification of the applicable Form 1-A; (b) Ark7 Member cumulative funding of $20,280,000 within twelve (12) months after qualification; (c) the Sponsor Member shall use commercially reasonable efforts to cause the Project Company to close the Phase I land purchase and to deliver or make available the agreed Phase I land and power rights within two (2) months after the Milestone Commencement Date ("Z"); (d) the Sponsor Member shall use commercially reasonable efforts to arrange and facilitate construction financing closing within three (3) months after the later of land closing and satisfaction of the Ark7 initial-funding condition and other financing prerequisites reasonably required from third parties ("W"); and (e) the Sponsor Member shall use commercially reasonable efforts to achieve substantial completion and/or execute the first anchor tenant or offtaker agreement within nine (9) months after the later of construction financing closing, issuance of the applicable notice to proceed, and availability of the agreed construction funding ("V"). The "Milestone Commencement Date" means the date on which the Project Company has actually received at least $9,000,000 from the Ark7 Member and the approvals and third-party consents reasonably necessary for the applicable land closing are available. The timing of any Sponsor-side milestone shall not commence before satisfaction of its stated prerequisites. VCI and the Sponsor Member shall pursue these milestones using commercially reasonable efforts only, and neither guarantees any third-party lending commitment, approval, funding or closing, or the acts of offtakers, utilities or governmental authorities. VCI may seek alternative sources of capital to facilitate or accelerate a closing but has no obligation to provide substitute equity, secure financing from any particular lender, or guarantee any closing or funding outcome. A delay attributable to Ark7 funding not being delivered when required, lender underwriting or approval, an offtaker, a utility or governmental action not caused by VCI, force majeure, or other circumstances outside VCI's reasonable control shall not constitute a Sponsor default and shall extend the affected milestone periods, including reasonable remobilization time, by the period of resulting delay. Any required extension of the Long-Stop Date shall be determined under Section 7.5.

Section 7.2 Cure; Replacement Funding; Economic Adjustment. If either Member fails to satisfy an applicable funding milestone, the other Member may give written notice and the non-performing Member shall have thirty (30) days after receipt to cure. Following an uncured Ark7 Funding Shortfall, the Sponsor Member, acting through VCI Energy Inc. and coordinated as applicable with the project-specific funding-shortfall Special Member role under the Series documents, may source, negotiate and implement replacement funding satisfying pre-agreed eligibility, pricing, compliance and lender conditions. The Company and Ark7 Member shall timely provide project-specific information and commercially reasonable signatures and shall not unreasonably obstruct compliant replacement financing. Such Series role does not confer authority over Ark7's normal securities offering or investor administration. Any economic participation from replacement funding shall be determined under the applicable financing documentation without counting the same portion of the Base Project Cost twice, without discount, premium or other preferential economic pricing, without involuntarily reducing vested Economic Percentage Interests, and without undermining the Ark7 Member's legally required majority Class A voting rights. In no event shall the Economic Percentage Interest of any Member be reduced below the percentage attributable to contributions actually delivered or properly recognized by such Member under Section 2.5. Nothing in this Section creates a separate make-up period, redemption right or automatic reallocation obligation. The Ark7 Member may acquire additional economic interests pursuant to Section 2.10 or another separately agreed written transaction.

Section 7.3 Preservation of Ark7 Voting Majority. No replacement or third-party financing may reduce the Ark7 Member below a majority of Class A voting power or impair its right to appoint, remove and replace the Manager while the applicable Regulation A structure or Investment Company Act analysis legitimately relies on such control, absent Ark7's written approval after consultation with securities counsel. Replacement capital may be structured through Class B Interests or other non-voting economic instruments or another structure that preserves Ark7 majority voting control unless Ark7 expressly agrees otherwise after consultation with securities counsel. Any economic adjustment relating to replacement funding shall be implemented consistently with Section 7.2 and shall not result in duplicate allocation of Economic Percentage Interests.

Section 7.4 Exclusive Remedies for Funding Shortfalls. The notice and cure procedure, the replacement-funding mechanism and the proportional adjustment of Economic Percentage Interests set forth in this Article constitute the sole and exclusive remedies of each Member in respect of a failure to satisfy a funding milestone. No Member shall be liable to the other for damages, penalties, liquidated damages or forfeiture of any Interest solely by reason of such failure. This Section applies symmetrically to both Members and does not limit remedies for fraud, willful misconduct, misuse of funds or breach of obligations unrelated to the amount or timing of a funding milestone.

Section 7.5 Long-Stop. The initial outside date for construction financing closing and the Sponsor-side milestones under Section 7.1 shall be June 30, 2028 (the "Long-Stop Date"). The Long-Stop Date, and the applicable Sponsor-side milestone dates, shall automatically be extended day-for-day for delay directly attributable to Ark7's failure to deliver the funds contemplated in Section 7.1, lender underwriting, approval or closing processes, offtaker-dependent conditions, governmental or utility delay not caused by the Sponsor, force majeure, or another circumstance beyond the Sponsor's reasonable control, together with reasonable documented remobilization time, without any additional funding guarantee or obligation by VCI. The Members shall act in good faith to document the length and cause of each extension promptly after notice and supporting evidence, and any dispute regarding its calculation shall be addressed through the dispute procedures otherwise available under this Agreement, without treating the affected Sponsor milestone as a default while the extension is reasonably disputed. Failure to achieve construction financing closing by the applicable Long-Stop Date shall not, by itself, constitute a breach, guarantee claim, damages claim, forfeiture or personal liability of VCI, the Sponsor Member or their principals where commercially reasonable efforts have been made. If construction financing has not closed by the applicable Long-Stop Date, either Member may deliver a written Long-Stop notice requesting a good-faith discussion of continued development, substitute financing, termination of any remaining exclusivity or unfunded future commitments, a consensual buyout, an orderly sale or liquidation. The Members shall confer for thirty (30) days following that notice. Any buyout, dissolution, sale or change to vested Member economics requires the approvals otherwise prescribed under this Agreement, lender documents and applicable law; no automatic transfer, forfeiture or unilateral liquidation shall occur solely because a Long-Stop notice has been delivered. Nothing in this Section restricts remedies for fraud, willful misconduct or a separately enforceable and uncured material breach.

ARTICLE VIII

TRANSFERS; LENDER PROTECTIONS; EXIT

Section 8.1 Sponsor Transfers. Except for an internal reorganization or transfer to a controlled Affiliate that does not change ultimate control, no direct or indirect transfer of the Sponsor Member's interests resulting in a change of control may occur without the prior written consent of the Ark7 Member.

Section 8.2 Ark7 Transfers. The Ark7 Member may transfer its interests to Ark7 Inc., Ark7 AIDC I, LLC, another Ark7-controlled entity or a successor entity, subject to applicable law and lender restrictions and assumption of applicable obligations.

Section 8.3 Lender Recognition; Cure and Step-In. As a condition to any financing secured by material Project assets or Member Interests, the parties shall use commercially reasonable efforts to obtain lender recognition that (a) Ark7 majority Class A voting control and Manager appointment rights will not be impaired by enforcement against Sponsor interests, (b) Ark7 and VCI will receive prompt notice of material defaults and reasonable cure opportunities where commercially available, and (c) to the extent legally and commercially available, Ark7 or its designee may make protective advances or designate a replacement service provider where necessary to preserve the Project and Ark7's rights. The parties shall cooperate to preserve the Project and both Members' vested economic rights throughout any lawful enforcement action.

Section 8.4 Sale and Exit; Agreed Gross-Value Allocation and Sponsor Debt Charge. No sale of all or substantially all Project assets, merger, dissolution, liquidation or material restructuring may occur without the approvals required under Articles III and IV. After transaction costs, applicable taxes, mandatory reserves and liabilities other than Sponsor Tracking Financing are accounted for, the parties shall calculate agreed member-level exit allocations on Project value before deducting outstanding Sponsor Tracking Financing: the Ark7 Member shall be allocated its then-vested Economic Percentage Interest of that value and the Sponsor Member shall be allocated its then-vested Economic Percentage Interest of that value. Outstanding Sponsor Tracking Financing, including required payoff amounts, shall be charged entirely to the Sponsor Member's allocated share in the internal economic waterfall. At actual closing, the Project Company's lenders and other legally senior creditors must be paid first from sale proceeds in accordance with applicable law and loan documents, and the remaining funds then distributed to implement the foregoing internal allocation without double payment. If available funds after mandatory payoffs are insufficient to satisfy the Ark7 Member's calculated share, Ark7's actual recovery is limited to the legally available proceeds unless a separate express guarantee or funding undertaking has been executed; no automatic personal deficiency obligation arises against VCI or its principals. Previously paid distributions, capital returns, refinancing proceeds and any accrued internal priorities shall be reconciled under a mutually agreed written closing statement to avoid double counting. A fully vested illustration, assuming $120,000,000 of Project value before Sponsor debt and $47,720,000 of outstanding Sponsor Tracking principal, no other adjustments, yields $31,200,000 for Ark7 and $41,080,000 for the Sponsor, with $47,720,000 applied to the lender. Any right of first refusal or similar right provided in the Investment Agreement, as amended, remains subject to the approvals otherwise required under this Agreement.

ARTICLE IX

REGULATION A; REGULATORY COOPERATION

Section 9.1 Regulatory Cooperation. The Company, Sponsor Member and VCI Energy Inc. shall cooperate with Ark7 Inc., Ark7 AIDC I, LLC and the Ark7 Member in connection with Form 1-A, Regulation A qualification, audits, ongoing reports on Forms 1-K, 1-SA and 1-U, state securities filings and other applicable regulatory requirements.

Section 9.2 Public Filing. The parties acknowledge that this Agreement, the Investment Agreement and other material Project agreements may be publicly filed with the U.S. Securities and Exchange Commission, subject to available confidential treatment or permitted redactions.

Section 9.3 Rule 262 and Bad-Actor Cooperation. The Sponsor Member, VCI Energy Inc. and their relevant managers, officers and nominees shall provide reasonable questionnaires, representations and updates requested by Ark7 in connection with Rule 262, Rule 506(d) or similar disqualification provisions and shall promptly notify Ark7 of any event that could reasonably affect eligibility for an offering exemption.

Section 9.4 Preservation of Regulatory Structure. Unless otherwise approved in writing by the Ark7 Member after consultation with securities counsel, the Company and Members shall not amend, reclassify, transfer or otherwise alter Class A voting rights, Manager appointment rights or other governance provisions in a manner that would materially impair the contemplated Regulation A or Investment Company Act structure.

ARTICLE X

TAX MATTERS

Section 10.1 Tax Matters. The Company shall maintain capital accounts for its Members in accordance with Section 704(b) of the Internal Revenue Code and applicable Treasury Regulations. Items of income, gain, loss, deduction and credit shall be allocated in a manner intended to reflect the Members' respective economic interests and the requirements of Sections 704(b) and 704(c), as applicable. The Manager shall designate the "partnership representative" for purposes of Subchapter C of Chapter 63 of the Internal Revenue Code and shall have authority to make elections, including an election under Section 754, if the Manager determines such election to be appropriate. To the extent reasonably practicable and subject to applicable law, lender restrictions, available cash and appropriate reserves, the Company may make tax distributions to Members in amounts determined by the Manager to assist Members in satisfying tax liabilities attributable to allocations of Company taxable income. The Manager may adopt additional tax allocation, capital-account and tax-distribution provisions reasonably necessary to comply with applicable tax law; provided that no such provision shall materially alter the Economic Percentage Interests or distribution rights of the Members without the consent otherwise required under this Agreement.

ARTICLE XI

DISSOLUTION

Section 11.1 Dissolution. The Company shall not voluntarily dissolve, liquidate or wind up except in accordance with Articles III, IV and VII or as required by applicable law.

ARTICLE XII

RELATIONSHIP TO INVESTMENT AGREEMENT

Section 12.1 Implementation. This Agreement is intended to implement the ownership, economic, governance, funding and regulatory arrangements contemplated by the Investment Agreement, as amended. The Investment Agreement shall continue in effect in accordance with its terms.

Section 12.2 Priority; Preservation of Funding and Management Entitlements. As to Company governance, Class A and Class B rights, economic participation, Manager appointment and removal and Member consent rights, this Agreement shall control to the extent of any conflict with the Investment Agreement, as amended. Nothing shall impair the Ark7 Member's right to contribute up to $20,280,000 and attain a 26% Economic Percentage Interest, or the Sponsor Member's contractual right to attain and retain a 74% Economic Percentage Interest by fulfilling its $57,720,000 Recognized Sponsor Funding responsibility, as expressly set forth herein. The Investment Agreement continues to govern obligations of Party A, Ark7 Inc. or VCI Energy Inc. that are not expressly assumed by the Company under this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments; Entrenched Sponsor Protections. No amendment affecting the Ark7 Member's agreed majority Class A voting power, its rights under this Agreement to appoint, remove or replace the Manager, or the Ark7 Member's vested economic rights shall be effective without its prior written consent. No amendment, waiver, side letter, delegation or other action may modify, circumvent or diminish (a) the Sponsor Member's vested or contingent rights to earn the agreed 74% Economic Percentage Interest, (b) funding recognition, Sponsor Tracking or the operating and exit waterfalls, or (c) the Sponsor Protective Matters, without the Sponsor Member's prior written consent, except as expressly permitted under this Agreement. If VCI Energy Inc. is not the Sponsor Member, it shall remain an express third-party beneficiary of provisions expressly protecting its delegated Project role and related rights, and those protections may not be materially impaired without VCI's prior written consent.

Section 13.2 Specific Performance. The parties acknowledge that monetary damages may not provide an adequate remedy for breach of the ownership, voting, governance, funding, information or anti-circumvention provisions herein, and an affected party may seek specific performance, injunctive relief or other equitable remedies, subject to applicable law.

Section 13.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict-of-laws principles.

Section 13.4 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

SCHEDULE A

MEMBERS; CLASS A VOTING POWER; ECONOMIC INTERESTS

Sponsor Member: VCI Energy Inc.

Ark7 Member: Ark7 AIDC I, LLC - Series #VNATI

Class A Voting Power: Ark7 Member 66 2/3%; Sponsor Member 33 1/3%

Base Project Cost for Economic Percentage Interests: $78,000,000, including approximately $3,500,000 budgeted actual land and power-upgrade costs.

Ark7 Funding Denominator: $20,280,000 (26% upon full funding).

Sponsor Funding Denominator: $57,720,000 (74% upon full Recognized Sponsor Funding).

Negotiated Sponsor Land-and-Power Value / Class A Reference Amount: $10,000,000 (commercial value supporting Sponsor economics and Class A sizing; not an extra construction cost, separate paid-in equity or duplicate credit against the Sponsor's $57,720,000 funding obligation).

Sponsor Class B Reference Amount: $47,720,000 (Class A/Class B sizing convention only).

Economic Percentage Interests: updated after each qualifying funding delivery under Article II.

Class B Interests: non-voting economic interests issued or credited in accordance with Article II.

SCHEDULE B

PROJECT

"Project" means the initial approximately 10 MW data center development located at 926 Commerce Drive, Soperton, Georgia, including the site, utility, development, infrastructure, equipment and operating rights attributable to that initial development. The Project excludes Phase II, expansion capacity, adjacent development and other future projects unless approved in accordance with this Agreement.

SIGNATURE PAGE

SPONSOR MEMBER

VCI Energy Inc.

By: /s/ Tianxing wang

Name: Tianxing wang

Title: CEO

Date: 11/3/2026

ARK7 AIDC I, LLC - SERIES #VNATI

By: Ark7 Inc., its Managing Member

By: /s/ Yizhen Zhao

Name: Yizhen Zhao

Title: CEO

Date: 11/3/2026